EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated March 12, 2024, relating to the financial statements of Nature’s Sunshine Products, Inc. and the effectiveness of Nature’s Sunshine Products’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Nature’s Sunshine Products, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

April 17, 2024